26(n)(i)

Written Consent of Sutherland Asbill & Brennan LLP

April 27, 2009
Board of Directors
Western Reserve Life Assurance Co. of Ohio
WRL Series Life Account
570 Carillon Parkway
St. Petersburg, Florida 33716

RE:	WRL Series Life Account G WRL Evolution File No. 333-149387/811-21929
To The Board of Directors:
     We hereby consent to the use of our name under the caption “Legal Matters” in the Statement of Additional Information for WRL Evolution Policies contained in Post-Effective Amendment No. 1 to the Registration Statement on Form N-6 (File No. 333-149387/811-21929 of the WRL Series Life Account G filed by Western Reserve Life Assurance Co. of Ohio with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours, SUTHERLAND ASBILL & BRENNAN LLP
By:	/s/ Mary Jane Wilson-Bilik
Mary Jane Wilson-Bilik